UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 12, 2004

Magellan Health Services, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-6639	58-1076937
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

16 Munson Road
Farmington, Connecticut		06032
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (860) 507-1900

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events and Regulation FD Disclosure.

Magellan Heath Services, Inc. (the “Company”) is providing supplemental information with respect to its membership data.  In certain limited cases, the Company’s customer contracts that would otherwise meet the definition of one segment are managed and reported internally in another segment, in which cases the membership and financial results of such contracts are reflected in the segment in which it reports internally.  In fiscal 2003, the internal reporting of certain of these contracts was transferred between segments.  Accordingly, the Company reclassified the membership and financial results of such contracts into the corresponding segments consistent with its internal reporting.  The Company previously reported in its Current Report on Form 8-K dated April 9, 2004 the reclassified segment financial results for each of the 2003 quarterly periods as a result of the reclassification of these contracts.

                Attached and incorporated herein by reference as Exhibit 99.1 is the reclassified membership data (in thousands) as of December 31, 2002 and as of the end of each quarter of 2003 to affect for the transfer of contracts in the internal reporting consistent with the reclassified segment financial information for the three months ended December 31, 2002 and the year ended December 31, 2003 as reported in the Company’s 10-K filed on March 30, 2004, and for the quarterly periods of 2003 as reported in the Company’s Current Report on Form 8-K dated April 9, 2004. As previously reported, the manner in which the Company reports membership under the new contract with Aetna, Inc. (“Aetna”) entered into in March 2003 is different than the manner which Aetna membership was counted under the previous contract.  For purposes of comparability, the total membership served by the Company as of December 31, 2002 and March 31, 2003 has been adjusted on a pro forma basis to conform to the new manner of counting of Aetna membership, consistent with the Company’s internal reporting since June 2003.

Item 7. Financial Statements and Exhibits.

(a)  Financial Statements of business acquired:              Not applicable.

(b)  Pro forma financial information:  Not applicable.

(c)          Exhibits:

Exhibit Number	Description
99.1	Segment Membership Data.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Magellan Health Services, Inc. (Registrant)

Date: May 12, 2004	/s/ Mark S. Demilio
Mark S. Demilio Executive Vice President and Chief Financial Officer